Exhibit 8.1

[Wilson Sonsini Goodrich & Rosati, P.C. Letterhead]

                    , 2007

Spreadtrum Communications, Inc.

Spreadtrum Center, Building No. 1

Lane 2288, Zuchongzhi Road

Zhangjiang, Shanghai 201203

People’s Republic of China

Ladies and Gentlemen:

We are acting as your counsel in connection with the proposed initial public offering of your ordinary shares, in the form of American depository shares (“ADSs”), each ADS representing              ordinary share.

We hereby confirm to you that the discussion of United States federal income tax law set forth under the heading “United States Federal Income Taxation” in the prospectus (the “Prospectus”) relating to your Registration Statement on Form F-1 filed with the Securities and Exchange Commission on                     ,2007 (as the same may be amended, the “Registration Statement”), subject to the limitations and qualifications described therein, represents our opinion.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Taxation” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation